EXHIBIT 4.6
DESCRIPTION OF SECURITIES
As of February 13, 2020, Portland General Electric Company (the “Company”) has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: (1) our common stock, and (2) our first mortgage bonds.
DESCRIPTION OF COMMON STOCK
The following description of our common stock is a summary and is subject to our Third Amended and Restated Articles of Incorporation (“Articles of Incorporation”) and our Eleventh Amended and Restated Bylaws (“Bylaws”) and to the applicable provisions of Oregon corporate law. You should refer to our Articles of Incorporation and our Bylaws and to Oregon corporate law for a complete understanding of the terms and rights of our common stock.
Authorized and Outstanding Capital Shares
Our Articles of Incorporation provide that we have authority to issue up to 160,000,000 shares of common stock, no par value, and 30,000,000 shares of preferred stock, no par value. The outstanding shares of our common stock are fully paid and nonassessable. As of February 4, 2020 there were 89,391,379 shares of the Company’s common stock and no shares of preferred stock outstanding.
Listing
Our common stock is listed and traded on the New York Stock Exchange under the ticker symbol “POR.” The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.
Voting Rights
Except as otherwise provided by law or our Articles of Incorporation, and subject to the rights of holders of any outstanding shares of our preferred stock, all of the voting power of our shareholders is vested in the holders of our common stock, and each holder of common stock has one vote for each share on all matters voted upon by our shareholders. Our Articles of Incorporation do not provide for cumulative voting for the election of directors.
Dividend Rights
Except as otherwise provided by law, regulatory restriction or the Articles of Incorporation, and subject to the rights of holders of any outstanding shares of our preferred stock, holders of our common stock are entitled to receive dividends when and as declared by the Board of Directors out of any funds legally available for the payment of dividends.
Other Rights
Holders of our common stock do not have any preemptive or other rights to subscribe for, purchase or receive any proportionate or other amount of our common stock or any securities of the company convertible into our common stock upon the issuance of our common stock or any such convertible securities. There are also no redemption or sinking fund provisions applicable to our common stock.

Liquidation Rights
If we were voluntarily or involuntarily liquidated, dissolved or wound up, the holders of our outstanding shares of common stock would be entitled to share in the distribution of all assets remaining after payment of all of our liabilities and after satisfaction of prior distribution rights and payment of any distributions owing to holders of any outstanding shares of our preferred stock.
Liability for Calls and Assessments
The outstanding shares of our common stock are validly issued, fully paid and non-assessable.
Shareholder Action
Except as otherwise required by law, a majority of the shares of our common stock entitled to be voted at a meeting constitutes a quorum for the transaction of business at a meeting. Except as otherwise required by law, each matter, other than the election of directors, is decided by a majority of votes cast. Directors are elected annually by a majority of votes cast by the shares entitled to vote in an election at a meeting at which a quorum is present, except in the case of a contested election. In the case of a contested election, directors are elected by a plurality of votes cast by the shares entitled to vote in an election at a meeting at which a quorum is present. Special meetings of our shareholders may be called by our Chairman of the Board, our Chief Executive Officer, our President or by our Board of Directors.
Except as otherwise provided by law or in our Articles of Incorporation, and subject to restrictions on the taking of shareholder action without a meeting under applicable law or the rules of a national securities association or exchange, action required or permitted by law to be taken at a shareholders’ meeting may be taken without a meeting if the action is taken by shareholders having not less than the minimum number of votes that would be required to take such action at a meeting at which all shareholders entitled to vote on the action were present and voted.
Vacancies and Removal of Directors
Any vacancy, including a vacancy resulting from an increase in the number of directors, occurring on our Board of Directors may be filled by our shareholders, the Board of Directors or the affirmative vote of a majority of the remaining directors if less than a quorum of the Board of Directors or by a sole remaining director. A vacancy that will occur at a specific later date, by reason of a resignation or otherwise, may be filled before the vacancy occurs, and the new director shall take office when the vacancy occurs.
Shareholders may remove one or more directors with or without cause at a meeting called expressly for that purpose. A director may be removed only if the number of votes cast to remove a director exceeds the number cast not to remove the director. If a director is elected by a voting group of shareholders, only those shareholders may participate in the vote to remove the director.

Provisions with Possible Anti-Takeover Effects
An Oregon company may provide in its articles of incorporation or bylaws that certain control share and business combination provisions in the Oregon Business Corporation Act do not apply to its shares. We have not opted out of these provisions.
Oregon Control Share Act. We are subject to Sections 60.801 through 60.816 of the Oregon Business Corporation Act, known as the “Oregon Control Share Act.” The Oregon Control Share Act generally provides that a person who acquires voting stock of an Oregon corporation, in a transaction that results in the acquiror holding more than 20%, 33 1/3% or 50% of the total voting power of the corporation, cannot vote the shares it acquires in the acquisition. An acquiror is broadly defined to include companies or persons acting as a group to acquire the shares of the Oregon corporation. This restriction does not apply if voting rights are given to the control shares by:

•	a majority of the outstanding voting shares, including shares held by the company’s officers and employee directors; and

•	a majority of the outstanding voting shares, excluding the control shares held by the acquiror and shares held by the company’s officers and employee directors.
In order to retain the voting rights attached to acquired shares, this vote would be required when an acquiror’s holdings exceed 20% of the total voting power, and again at the time the acquiror’s holdings exceed 33 1/3% and 50%, respectively.
The acquiror may, but is not required to, submit to the target company an “acquiring person statement” that includes specific information about the acquiror and its plans for the company. The acquiring person statement may also request that the company call a special meeting of shareholders to determine whether the control shares will be allowed to have voting rights. If the acquiror requests a special meeting and undertakes to pay the target company's expenses of the meeting, the directors of the target company must, within 10 days after receiving the acquiring person statement, call a special meeting for the purpose of considering the voting rights of the control shares. If the acquiror does not request a special meeting of shareholders, the issue of voting rights of control shares will be considered at the next annual or special meeting of shareholders that is held more than 60 days after the date of the acquisition of control shares. If the acquiror’s control shares are allowed to have voting rights and represent a majority or more of all voting power, shareholders who do not vote in favor of voting rights for the control shares will have the right to receive the appraised fair value of their shares, which may not be less than the highest price paid per share by the acquiror for the control shares.
Shares are not deemed to be acquired in a control share acquisition if, among other things, they are acquired from the issuing corporation, or are issued pursuant to a plan of merger or exchange effected in compliance with the Oregon Business Corporation Act and the issuing corporation is a party to the merger or exchange agreement.
Oregon Business Combination Act. We are also subject to Sections 60.825 through 60.845 of the Oregon Business Corporation Act, known as the “Oregon Business Combination Act.” The Oregon Business Combination Act governs business combinations between Oregon corporations and a person or entity that acquires 15% or more of the outstanding voting stock of the corporation, thereby becoming an “interested shareholder.” The Oregon Business Combination Act generally provides that the corporation and the interested shareholder, or any affiliated entity of the interested shareholder, may not engage in business combination transactions for three years following the date the person acquired the shares. Business combination transactions for this purpose include:

•	a merger or plan of exchange;

•
any sale, lease, mortgage or other disposition of the assets of the corporation where the assets have an aggregate market value equal to 10% or more of the aggregate market value of the corporation’s assets or outstanding capital stock; and

•	transactions that result in the issuance or transfer of capital stock of the corporation to the interested shareholder.
These business combination restrictions do not apply if:

•
the board of directors approves the business combination or the transaction that resulted in the shareholder acquiring the shares before the acquiring shareholder acquires 15% or more of the corporation’s voting stock;

•
as a result of the transaction in which the person acquired the shares, the acquiring shareholder became an interested shareholder and owner of at least 85% of the outstanding voting stock of the corporation, disregarding shares owned by employee directors and shares owned by certain employee benefits plans; or

•
the board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation at an annual or special meeting of shareholders, disregarding shares owned by the interested shareholder, approve the business combination after the acquiring shareholder acquires 15% or more of the corporation’s voting stock.

DESCRIPTION OF FIRST MORTGAGE BONDS
We have issued and may issue in the future first mortgage bonds under our Indenture of Mortgage and Deed of Trust dated July 1, 1945, between us and Wells Fargo Bank, National Association as trustee (the “Trustee”), as supplemented and amended. The original mortgage, as so supplemented and amended, is referred to as the “Mortgage.” First mortgage bonds issued under the Mortgage are hereinafter referred to as the "bonds."
We currently have an effective registration statement on Form S-3 (File No.: 333-232976), which was filed with the Securities and Exchange Commission (the “SEC”) on August 2, 2019 (the “Current Registration Statement”) and covers future issuances of bonds. As of February 13, 2020, no bonds have been issued pursuant to the Current Registration Statement.
The following issued and outstanding bonds have been registered with the SEC: Medium-Term Notes (A Series of First Mortgage Bonds), due August 11, 2021 and bearing interest at the rate of 9.31% per annum, issued pursuant to the Fortieth Supplemental Indenture dated October 1, 1990, in the aggregate principal amount of $20,000,000 (the “Notes”). The Notes were registered with the SEC under a registration statement on Form S-3 filed with the SEC on August 13, 1990 (File No. 33-36332). The Notes are traded on The New York Stock Exchange under the bond trading symbol of “POR21.”
The following description of the Mortgage and the bonds (including the Notes) is not complete. This description is subject to, and is qualified in its entirety by reference to, all of the provisions of the Mortgage, including the defined terms contained therein. We have filed the original mortgage and certain of the supplemental indentures amending the mortgage, including the Fortieth Supplemental Indenture pursuant to which the Notes were issued, as exhibits to previous filings with the SEC, as described on the Exhibit Listing included in Item 15(b) of this Annual Report on Form 10-K.
Issuance of Additional Bonds
Subject to the issuance restrictions described below, we may issue an unlimited amount of bonds under the Mortgage. Bonds may be issued from time to time on the basis of, and in an aggregate principal amount not exceeding, the following: (i) 60% of the amount of available additions; (ii) an amount of cash deposited with the Trustee; and/or (iii) the aggregate principal amount of available retirements of bonds.
With certain exceptions in the case of (iii) above, the issuance of bonds is subject to the amount of net earnings available for interest for 12 consecutive months within the preceding 15 months being at least twice the annual interest requirements on all bonds to be outstanding and all prior lien indebtedness. Cash deposited with the Trustee pursuant to (ii) above may be (a) withdrawn in an amount equal to 60% of available additions, (b) withdrawn in an amount equal to the aggregate principal amount of available retirements of bonds, or (c) applied to the purchase or redemption of bonds.
Available additions are determined, at any time, by deducting from the aggregate amount of property additions since March 31, 1945, (i) the greater of the aggregate amount of retirements of bondable public utility property not subject to a prior lien, or the aggregate amount of the minimum provision for depreciation upon bondable public utility property not subject to a prior lien since March 31, 1945, and (ii) the aggregate amount of available additions theretofore made the basis for action or credit under the Mortgage. Property additions taken as a credit against the replacement fund requirement are not deemed to be “made the basis for action or credit.”
Secured Obligations
The bonds are senior secured obligations secured equally and ratably with all other bonds now outstanding or hereafter issued under the Mortgage, by a first lien on substantially all of our now owned or hereafter acquired tangible utility property (except cash, securities, accounts receivable, motor vehicles, materials and supplies, fuel, certain minerals and mineral rights, property located outside of the states of Oregon, Washington, California, Arizona, New Mexico, Idaho, Montana, Wyoming, Utah, Nevada and Alaska, and certain other property specified in the Mortgage), subject, however, to certain permitted encumbrances and various exceptions, reservations, limitations, and minor irregularities and deficiencies in title which will not interfere with the proper operation and development of the mortgaged property. We refer to this collateral security as “bondable public utility property.”

The term “permitted encumbrances” means as of any particular time any of the following:

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liens for taxes, assessments, or governmental charges for the then current year and taxes, assessments, or governmental charges not then delinquent; and liens for taxes, assessments, or governmental charges already delinquent, but whose validity is being contested at the time by us in good faith by appropriate proceedings;

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liens and charges incidental to construction or current operation which have not at such time been filed or asserted or the payment of which has been adequately secured or which, in the opinion of counsel, are insignificant in amount;

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liens, securing obligations neither assumed by us nor on account of which we customarily pay interest directly or indirectly, existing, either at July 1, 1945, or as to property thereafter acquired, at the time of acquisition by us, upon real estate or rights in or relating to real estate acquired by us for substation, measuring station, regulating station, or transmission, distribution, or other right-of-way purposes;

•
any right which any municipal or governmental body or agency may have by virtue of any franchise, license, contract, or statute to purchase, or designate a purchaser of, or order the sale of, any of our property upon payment of reasonable compensation therefor or to terminate any franchise, license, or other rights or to regulate our property and business;

•	the lien of judgments covered by insurance or if not so covered, not exceeding at any one time $100,000 in aggregate amount;

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easements or reservations in respect of any of our property for the purpose of rights-of-way and similar purposes, reservations, restrictions, covenants, party wall agreements, conditions of record, and other encumbrances (other than to secure the payment of money) and minor irregularities or deficiencies in the record evidence of title, which in the opinion of counsel (at the time of the acquisition of the property affected or subsequently) will not interfere with the proper operation and development of the property affected thereby;

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any lien or encumbrance, moneys sufficient for the discharge of which have been deposited in trust with the Trustee or with the trustee or mortgagee under the instrument evidencing such lien or encumbrance, with irrevocable authority to the Trustee or to such other trustee or mortgagee to apply such moneys to the discharge of such lien or encumbrance to the extent required for such purposes; and

•	the lien reserved for rent and for compliance with the terms of the lease in the case of leasehold estates.
The Mortgage permits the acquisition of property subject to prior liens. However, no property subject to prior liens (other than purchase money liens) may be acquired (i) if at the date the property is acquired, the principal amount of indebtedness secured by prior liens, together with all of our other prior lien indebtedness, is greater than 10% of the aggregate principal amount of debt securities outstanding under the Mortgage, (ii) if at the date the property is acquired, the principal amount of indebtedness secured by prior liens is greater than 60% of the cost of such property to us, or (iii) in certain cases if the property had been used by another entity in a business similar to ours, unless the net earnings of such property meet certain tests.

We have covenanted, among other things,

•	to not issue debt securities under the Mortgage in any manner other than in accordance with the Mortgage;

•	except as permitted by the Mortgage, to keep the Mortgage a first priority lien on the property subject to it;

•	except as permitted by the Mortgage, to not suffer any act or thing whereby all of the properties subject to it might or could be impaired; and

•
in the event that we are no longer required to file reports with the SEC, and so long as the bonds are outstanding, to furnish to the Trustee the financial and other information that would be required to be contained in the reports filed with the SEC on Forms 10-Q, 10-K, and 8-K if we were required to file such reports.

Redemption and Purchase of Bonds
Provisions for the redemption or purchase of any particular series of bonds are set forth the supplemental indenture pursuant to which such bonds are issued. Cash deposited under any provision of the Mortgage (with certain exceptions) may be applied to the purchase of the bonds.
The Notes are not redeemable at the option of the Company prior to maturity otherwise than through the application of proceeds of the sale of substantially all of the Company’s electric property at Portland, Oregon, in which event the Notes are redeemable upon payment of the principal amount together with interest thereon payable to the date of redemption.
Defeasance
We may effect defeasance of the bonds by:

(1)	depositing with the Trustee at or before maturity sufficient cash to pay the principal of and interest to maturity on outstanding bonds, or

(2)
depositing with the Trustee cash sufficient to redeem outstanding bonds, together with proof of notice of redemption, authorization to give notice of redemption, or evidence that notice of redemption will be given or waived; and

(3)	payment to the Trustee of all other sums due and payable by the Company under the Mortgage.

Upon satisfaction of the foregoing conditions, we may elect to have the entire trust estate revert to the Company and (1) the holders of bonds will no longer be entitled to the lien, benefit or security of the Mortgage, except the right to receive the funds deposited with the Trustee, and (2) the bonds will be deemed not to be outstanding.
Sinking Fund Provisions
We may establish a sinking fund for the benefit of a particular series of bonds. If a sinking fund is established, we will be required to deposit with the Trustee at certain specified times sufficient cash to redeem a percentage of the series or the whole series. The supplemental indenture pursuant to which that series is issued will state the price or prices at which, and the terms and conditions upon which, the bonds will be redeemed. Such supplemental indenture will also set forth the percentage of securities of the series to be redeemed.

Replacement Fund
If the amount of the minimum provision for depreciation upon bondable public utility property (as defined above) exceeds the balance of property additions credits available in any year, we will pay the excess to the Trustee on May 1 of the following year by either payments in cash or by delivery of bonds. The balance of property additions available for credit is the net of the aggregate property additions acquired or constructed by us from March 31, 1945, to the end of the calendar year for which the payment is due, less property additions that (i) have been previously made the basis for action or credit under the Mortgage or (ii) have been used as a credit on all previous replacement fund certificates. We may, at our election, credit against any deficiency in the replacement fund amount (i) available retirements of bonds, (ii) certain expenditures on bondable public utility property subject to prior lien, and (iii) certain retirements of prior lien indebtedness. If those credits at any time exceed the replacement fund requirement, we may withdraw cash or bonds held by the Trustee in the replacement fund. We may also reinstate available retirements of bonds that we previously took as credit against any replacement fund requirement. Cash deposited in the replacement fund may, at our option, be applied to the redemption or purchase of bonds or, in certain circumstances, to the redemption or purchase of other bonds. The redemptions of the bonds would be at the then applicable regular redemption prices.
Minimum Provision for Depreciation
Under the Mortgage, there is a “minimum provision for depreciation” of bondable public utility property. The aggregate amount of the minimum provision for depreciation of bondable public utility property for any period after March 31, 1945, is $35,023,487.50 plus an amount for each calendar year or fraction of a year after December 31, 1966, equal to the greater of (i) 2% of depreciable bondable public utility property, as shown by our books as of January 1 of that year, as to which we were required to make appropriations to a reserve for depreciation or obsolescence or (ii) the amount we actually appropriated in respect of the depreciable bondable public utility property to a reserve for depreciation or obsolescence, in either case less an amount equal to the aggregate of (a) the amount of any property additions which we made as the basis for a sinking fund credit during the calendar year, and (b) 166 2/3% of the principal amount of any bonds of any series which we credited against any sinking fund payment or which we redeemed in anticipation of, or out of moneys paid to the Trustee on account of, any sinking fund payment due during the calendar year. The property additions and bonds referred to in (a) and (b) above become disqualified from being made the basis of the authentication and delivery of bonds or any other further action or credit under the Mortgage. In addition, the minimum provision for depreciation shall also include (1) the amount of any property additions referred to in (a) above which after December 31, 1966, were made the basis for a sinking fund credit pursuant to the provisions of a sinking fund for bonds of any series, and thereafter became “available additions” as a result of the fact that all bonds of such series ceased to be outstanding, and (2) 166 2/3% of the principal amount of bonds referred to in (b) above, which after December 31, 1966, were credited against any sinking fund payment, or were redeemed in anticipation of, or out of moneys paid to the Trustee on account of, any sinking fund payment for bonds of any series, and thereafter became available retirements of bonds as a result of the fact that all bonds of such series ceased to be outstanding.

Dividend Restrictions
So long as any of the bonds are outstanding, we will be subject to the following restrictions:

•	we may not pay or declare dividends (other than stock dividends) or other distributions on our common stock, and

•	we may not purchase any shares of our capital stock (other than in exchange for or from the proceeds of other shares of our capital stock), in either case if the aggregate amount distributed or expended after December 31, 1944, would exceed the aggregate amount of our net income, as adjusted, available for dividends on our common stock accumulated after December 31, 1944.
Release and Substitution of Property
Property subject to the lien of the Mortgage may (subject to certain exceptions and limitations) be released only upon the substitution of cash, purchase money obligations, or certain other property or upon the basis of available additions or available retirements of bonds.
Subject to the terms and conditions contained in the Mortgage, we:

•
may, at any time, without the consent of the Trustee, sell, exchange, or otherwise dispose of, free from the lien of the Mortgage, any property subject to the lien of the Mortgage, which has become worn out, unserviceable, undesirable, or unnecessary for use in the conduct of our business; upon replacing or modifying such property, such replacement or modified property shall without further action become subject to the lien of the Mortgage;

•
may, at any time, sell, exchange, or dispose of any property (except cash, securities, or other personal property pledged or deposited with or required to be pledged or deposited with the Trustee), and the Trustee shall release such property from the operation and lien of the Mortgage upon receipt by the Trustee of certain documents and, subject to certain exceptions, cash in an amount equal to the fair value of such property;

•
shall, in the event any property is taken by the exercise of the power of eminent domain or otherwise purchased or ordered to be sold by any governmental body, deposit with the Trustee the award for or proceeds of any property so taken, purchased or sold, and such property shall be released from the lien of the Mortgage;

•
may, at any time, without the consent of the Trustee, sell, exchange, or otherwise dispose of any property (except cash, securities, or other personal property pledged or deposited with or required to be pledged or deposited with the Trustee) subject to the lien of the Mortgage which is no longer used or useful in the conduct of our business, provided the fair values of the property so sold, exchanged, or otherwise disposed of in any one calendar year shall not exceed $50,000 and cash in an amount equal to the fair value of the property is deposited with the Trustee; and

•
may, in lieu of depositing cash with the Trustee as required above, deliver to the Trustee purchase money obligations secured by a mortgage on the property to be released or disposed of, a certificate of the Trustee or other holder of a prior lien on any part of the property to be released stating that a specified amount of cash or purchase money obligations have been deposited with such Trustee or other holder, or certain other certificates from us.

Subject to certain conditions specified in the Mortgage, moneys deposited with the Trustee may be:

•	withdrawn by us to the extent of available additions and available bond retirements;

•	withdrawn by us in amount equal to the lower of cost or fair value of property additions acquired or constructed by us; and

•	used to purchase or redeem bonds of any series.
Notwithstanding the foregoing, proceeds received by the Trustee from a sale or disposition of substantially all of our electric properties at Portland, Oregon, may be applied only to the retirement of bonds outstanding under the Mortgage.
Modification of the Mortgage
Under the Mortgage, our rights and obligations and the rights of the holders of the bonds may be modified with the consent of the holders of 75% in aggregate principal amount of the outstanding bonds, including the consent of holders of 60% in aggregate principal amount of the bonds of each series affected by the modification. No modification of the principal or interest payment terms, no modification permitting the creation of any lien not otherwise permitted under the Mortgage, and no modification reducing the percentage required for modifications, will be effective without the consent of the holders of all bonds then outstanding. The Mortgage may also be modified in various other respects not inconsistent with the Mortgage and which do not adversely affect the interests of the holders of bonds.
Consolidation, Merger, and Conveyance of Assets
The terms of the Mortgage do not preclude us from merging or consolidating with, or from transferring all of the trust estate substantially as an entirety to, a corporation lawfully entitled to acquire and operate our utility assets (a “successor corporation”), provided that the lien and security of the Mortgage and the rights and powers of the Trustee and the holders of the bonds continue unimpaired. Any such merger, consolidation, or transfer, if it involves a successor corporation owning property subject to existing liens, must comply with the requirements of the Mortgage relating to the acquisition of property subject to a prior lien, which requirements are described in the third paragraph under “Secured Obligations” above. At or before the time of any such merger, consolidation, or transfer permitted by the Mortgage, the successor corporation must execute and record a supplemental indenture with the Trustee pursuant to which the successor corporation assumes all of our obligations under the Mortgage and agrees to pay the bonds in accordance with their terms. Thereafter, the successor corporation will have the right to issue additional bonds under the Mortgage in accordance with its terms, and all such bonds shall have the same legal rank and security as the bonds and the other bonds issued under the Mortgage. Property acquired by the successor corporation after a merger, consolidation, or transfer described above shall not be subject to the lien of the Mortgage unless expressly made a part of the trust estate pursuant to a supplemental indenture.
The Mortgage does not contain any provisions that afford holders of bonds special protection in the event that we consummate a highly leveraged transaction; however, the bonds would continue to be entitled to the benefit of a first priority lien on the property subject to the Mortgage (other than property acquired by us subject to a prior lien) as described above.
Defaults and Notice
Each of the following constitutes a default under the bonds:

•	failure to pay the principal when due;

•	failure to pay interest for 60 days after it is due;

•	failure to deposit any sinking or replacement fund payment for 60 days after it is due;

•	certain events in bankruptcy, insolvency, or reorganization of us; and

•	failure to perform any other covenant in the Mortgage that continues for 60 days after being given written notice, including the failure to pay any of our other indebtedness.
The Trustee may withhold notice to the holders of bonds of any default (except in payment of principal, interest, or any sinking or purchase fund installment) if it in good faith determines that withholding notice is in the interest of the holders of the bonds issued under the Mortgage.
If an event of default occurs and continues, the Trustee or the holders of at least 25% in aggregate principal amount of the bonds may declare the entire principal and accrued interest due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the bonds can annul the declaration and its consequences.
No holder of bonds may enforce the lien of the Mortgage, unless (i) it has given the Trustee written notice of default, (ii) the holders of 25% of the bonds have requested the Trustee to act and have offered the Trustee reasonable indemnity, and (iii) the Trustee has failed to act within 60 days. The holders of a majority in principal amount of the bonds may direct the time, method, and place of conducting any proceeding or any remedy available to the Trustee, or exercising any power conferred upon the Trustee.
Evidence to be Furnished to the Trustee
Compliance with Mortgage provisions is evidenced by the written statements of our officers or persons we selected and paid. In certain cases, opinions of counsel and certificates of an engineer, accountant, appraiser, or other expert (who in some instances must be independent) must be furnished. Various certificates and other papers are required to be filed annually and upon the occurrence of certain events, including an annual certificate with respect to compliance with the terms of the Mortgage and the absence of defaults.

Interest and Payment
The supplemental indenture pursuant to which each series of bonds is issued sets forth:

•	the interest rate or rates or the method of determination of the interest rate or rates of the bonds;

•	the date or dates on which the interest is payable; and

•	the office or agency in the Borough of Manhattan, City and State of New York at which interest is payable.
Each Note bears interest at the rate of 9.31% per annum until the principal amount thereof is paid or made available for payment. Interest is payable on the Notes on each April 15 and October 15, and at maturity. Interest on the Notes is computed on the basis of a 360-day year of twelve 30-day months. The maturity date of the Notes is August 11, 2021.
Concerning the Trustee
Wells Fargo Bank, National Association is the Trustee under the Mortgage. We maintain ordinary banking relationships and credit facilities with Wells Fargo Bank, National Association. The holders of a majority in principal amount of the outstanding bonds issued under the Mortgage may direct the time, method, and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Mortgage provides that if default occurs (and it is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to these provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Mortgage at the request of any holder of securities issued under the Mortgage, unless that holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability, or expense, and then only to the extent required by the terms of the Mortgage. The Trustee may resign from its duties with respect to the Mortgage at any time or may be removed by us. If the Trustee resigns, is removed, or becomes incapable of acting as Trustee or a vacancy occurs in the office of the Trustee for any reason, a successor Trustee shall be appointed in accordance with the provisions of the Mortgage.
Governing Law
The Mortgage provides that it and any bonds issued thereunder are governed by, and construed in accordance with, the laws of the state of New York, except to the extent the Trust Indenture Act of 1939 otherwise applies.